UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 21, 2008

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On August 22, 2008, Seagate Technology (the “Company”) provided notice to each of its executive officers who are currently party to employment agreements with the Company, including each of the Company’s current named executive officers (as disclosed in the Company’s annual proxy statement filed with SEC on September 21, 2007), that, in consideration of the adoption of the Seagate Technology Executive Officer Severance and Change in Control (CIC) Plan (the “Severance Plan”) effective September 1, 2008, the term of each such agreement will not be extended following the end of the existing term on November 22, 2008.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 27, 2008, the Company announced its intention to list its common shares, par value $0.00001 per share on the NASDAQ Global Select Market. The Company expects to begin trading on the NASDAQ Global Select Market (“NASDAQ”) on or about September 16, 2008. The Company will continue to trade under the stock symbol “STX”. On August 27, 2008, the Company provided the New York Stock Exchange (the “NYSE”) with written notice that the Company expects to voluntarily cease trading on the NYSE, effective on or about September 15, 2008, and to transfer the listing to NASDAQ. The Company’s Board of Directors has approved the transfer to NASDAQ.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As noted above, on August 21, 2008, the Company’s Board of Directors adopted the Severance Plan. The Severance Plan is administered by the Company’s Compensation Committee.

Under the Severance Plan, if a named executive officer’s employment is terminated by the Company without “cause” (as defined in the Severance Plan) or the named executive officer resigns with “good reason” (as defined in the Severance Plan), the named executive officer will be entitled to a certain number of months of “pay,” based on the officer’s level within the Company for such an “involuntary termination”, along with up to one year of outplacement services (paid by the Company). “Pay” is defined under the Severance Plan to mean the named executive officer’s monthly base pay, plus the named executive officer’s target bonus level (expressed as a percentage of base pay) with respect to the fiscal year prior to the date of involuntary termination. Under an involuntary termination, the Company’s chief executive officer would be entitled to receive 24 months of pay and the other named executive officers would be entitled to receive 18 months of pay. Certain other senior executive officers would be entitled to receive 12 months of pay. The number of months of pay used for calculating a named executive officer’s severance benefits is referred to as the “Severance Period.” The severance benefits will generally be paid in cash and in a lump sum within 30 days following the date of termination. The Severance Plan also provides that upon a termination by the Company without cause or resignation by the named executive officer for good reason, the named executive officer will be entitled to continue to participate, under COBRA, in the Company’s health, vision and dental plans (but not life insurance and disability coverage plans), to the extent they already participate in such plans. In connection therewith, the Company will pay to an affected named executive officer a lump sum cash payment equal to 1.5 times the before-tax annual cost of the applicable COBRA premiums for the named executive officer and his eligible dependents, if any. Severance payments payable upon a termination by the Company without cause or resignation by the executive for good reason will generally be subject to the named executive officer’s compliance with certain non-competition, non-solicitation and confidentiality covenants during the Severance Period.

In addition, the Severance Plan provides that in the event a named executive officer is terminated by the Company without cause or by the named executive officer for good reason during the period 6 months prior to and 24 months following the effective date of a “change in control” (as defined in the Severance Plan), the named executive officer will be entitled to receive the same benefits under the Severance Plan as described above, except that (i) the named executive officer will be entitled to receive 36 months of pay (in the case of the Company’s chief executive officer), 24 months of pay (in the case of the other named executive officers), and 18 months of pay (in the case of the other senior executive officers), (ii) the lump sum payment for continued health coverage under COBRA will be equal to two times the before-tax annual cost of the applicable

COBRA premiums, and (iii) the named executive officer will be entitled to full vesting of all non-vested equity based awards (whether or not granted prior to or following the adoption of the Severance Plan), notwithstanding the applicable provisions of the named executive officer’s award agreements or the Company’s 2004 Stock Compensation Plan. All other rights and obligations imposed under the Severance Plan upon such a termination of employment outside of the context of a change in control (as described above) are also generally applicable in the event of a change in control termination.

The foregoing summary is qualified in its entirety by reference to the Seagate Technology Executive Officer Severance and Change in Control (CIC) Plan filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Seagate Technology Executive Officer Severance and Change in Control (CIC) Plan

99.1	Press Release, dated August 27, 2008, of Seagate Technology

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

SEAGATE TECHNOLOGY, INC.

By:	/s/ KENNETH M. MASSARONI
Name:	Kenneth M. Massaroni
Title:	Senior Vice President, General Counsel and Secretary

Date: August 27, 2008

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